EXHIBIT 23.16

August 11, 2016

CONSENT OF CARL E. DEFILIPPI

United States Securities and Exchange Commission

I, Carl E. Defilippi, C.E.M., SME RM, of Kappes, Cassiday & Associates, hereby consent to the use of and reference to my name, and the inclusion and incorporation by reference in the registration statement on Form F-3 of Tahoe Resources Inc. of the information derived from the technical report dated January 25, 2016 with an effective date of January 1, 2016, which is entitled “Technical Report on the Shahuindo Mine, Cajabamba, Peru” (the “Technical Report”) and all other references to the Technical Report included or incorporated by reference in the registration statement on Form F-3 of Tahoe Resources Inc.

Yours truly,

/s/ Carl E. Defilippi
Carl E. Defilippi, C.E.M., SME RM
Kappes, Cassiday & Associates